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                                                              EXHIBIT EX-10.18

                  TRANSAMERICA DEFERRED COMPENSATION POLICY
                        (January 1, 1994 Restatement)


1.   Adoption

          Transamerica Corporation, having adopted a Deferred Compensation Policy for the deferral of compensation earned in 1989 and later years, and having restated the Policy effective as of January 1, 1990, January 1, 1992, and July 1, 1992, hereby amends and restates the Policy effective as of January 1, 1994. The Policy permits the deferral of compensation by the members of the Board of Directors and eligible employees of Transamerica Corporation, and permits the deferral of compensation by eligible employees of subsidiaries that adopted the Policy, and of subsidiaries that adopt the Policy in the future, in accordance with the terms set forth herein. An individual's employer becomes obligated to pay deferred compensation to a particular individual only upon the employer's acceptance of such individual's executed election to defer compensation.

          The Policy as restated herein applies to the deferral of compensation earned in 1994 and later years. Prior versions of the Policy continue to be applicable to and to govern deferrals of compensation earned in the years 1989 through 1993, inclusive. The individual policies of deferred compensation adopted by Transamerica Corporation and each electing subsidiary for years prior to 1989 shall continue to be applicable to and govern deferrals of compensation earned in such prior years.

2.   Eligibility and Amount

          (a) Employees. Any employee whose total compensation (i.e., base salary rate plus bonus (if any), before reduction for deferrals under this Policy and contributions to other employee benefit plans or programs) for a calendar year meets or exceeds the Eligibility Amount (as defined below), may elect to defer the receipt of up to 100% of his or her salary and/or bonus
(if any), less required deductions for welfare plans and statutory benefits, for the following calendar year. The only bonuses which may be deferred under the Policy are annual management incentive bonuses and production bonuses (without regard to the frequency with which any such incentive or production bonuses are paid). An individual employed at an annual base salary rate that meets or exceeds the Eligibility Amount, shall be eligible to make a deferral election in his or her year of hire. The "Eligibility Amount" shall be determined annually by the Chief Executive Officer of Transamerica Corpora-tion. For example, for 1994, the Eligibility Amount is $150,000. Also, any employee (a) whose total compensation (i.e., base salary rate plus bonus, if any, before reduction for deferrals under this Policy and contributions to other employee benefit plans or programs) for a calendar year is $122,000 or more, and (b) who prior to 1989, deferred compensation under the Policy or a prior policy for a term which, when added to the number of years over which the deferral account was scheduled to be paid, exceeded five years, may elect to defer the receipt of up to 100% of his or her salary and/or bonus (if any), less required deductions for welfare plans and statutory benefits, for the following calendar year.


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         (b)  Directors.  Any member of the Board of Directors of
Transamerica Corporation (a "director") may elect to defer the receipt of up to 100% of his or her annual retainer, up to 100% of his or her retainer for serving as a committee chairman, and either 0% or 100% of his or her meeting fees, less any required statutory deductions.

          (c) $5,000 Minimum. The minimum amount which an employee or director may elect to defer is $5,000.

3.   Election to Defer

          Each individual's deferred compensation election must be executed by both the individual and the employer on or prior to December 31 of the preceding year (or such earlier date as may be designated by the Director of Compensation of Transamerica Corporation) and an executed copy of any such deferral election must be received by the Director of Compensation at Transamerica Corporation within such time as he or she may designate.
However, if an individual commences employment or is elected a director after December 31, his or her deferred compensation election must be executed within 30 days after the date on which his or her employment commences or, in the case of a director, within 30 days after the date on which he or she is elected a director (as to either an employee or a director, the "Compensation Commencement Date"). Any deferral election executed after the Compensation Commencement Date (i.e., during the 30 day grace period) shall apply only to compensation attributable to services performed in any pay period commencing after the date of execution. An executed copy of any such deferral election must be received by the Director of Compensation of Transamerica Corporation within such time period after the Compensation Commencement Date as the Director shall specify from time to time. For example, a copy of the executed election to defer 1994 compensation of an individual hired after December 31, 1993 must be received by the Director of Compensation at Transamerica Corporation on or before the fifth business day after the election is executed (the deadline specified by the Director of Compensation for 1994 deferral elections).

          Each employee shall make a separate deferral election with respect to the bonus portion (if any) of his or her compensation. All such elections shall be subject to the general rules for elections that are specified in the preceding paragraph.

          Employees and directors are permitted to defer income for any number of years, but this choice must be made at the time of the election.
The term of deferral is measured in calendar years only. For example, an election to defer amounts from 1994 salary for 8 years will result in a term of deferral that ends on December 31, 2001, and payment will be made or commenced on the first business day of January 2002. Any individual executing a deferral election in his or her year of hire shall be deemed to have completed a one-year term of deferral as of the December 31 of his or her year of hire. The rate of interest applied to the deferred income will depend on the length of time chosen for deferral (as described in paragraph 4 below). Once an election is made, the terms and conditions for that year's deferral are fixed and may not be changed at a later time.





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         Each deferred compensation election will apply only to compensation earned in a single calendar year. (Such election applies to all compensation earned in such single calendar year, including compensation, such as certain bonuses, which ordinarily would not be payable until after the end of the year in which it was earned.) For example, a deferred compensation election executed in December of 1993 will apply to only to compensation earned in 1994. Thus, future deferral elections, if any, will be independent of prior elections and can be for whatever amount or time period seems appropriate to the individual at that time.

4.   Credited Interest Rates

          Subject to the special rules in paragraph 5(a) relating to termination of employment, amounts deferred for 8 years or more will be credited at the end of each month with interest at a rate (which rate shall be adjusted annually) equal to the Moody's A Rated Corporate Bond Yield average for November of the year preceding the year in which such interest is to be credited plus 3%. Amounts deferred for 5, 6 or 7 years will be credited at the end of each month with interest at a rate (which rate shall be adjusted annually) equal to the Moody's A Rated Corporate Bond Yield average for November of the year preceding the year in which such interest is to be credited plus 2%. Amounts deferred for less than 5 years will be credited at the end of each month with interest at a rate equal to the average rate paid by 10-year U.S. Treasury Notes during that month, provided, that for the month of deferral which immediately precedes payout of amounts deferred for less than 5 years (the "Last Month"), interest will be credited at the rate in effect for the month which immediately precedes the Last Month. The Last Month rule can be illustrated with the following example: amounts deferred for two years which are payable on the first business day of 1996 will be credited in December of 1995 with interest at a rate equivalent to the average rate paid by 10-year U.S. Treasury Notes during November of 1995. Interest will be calculated using a 360-day year and will be compounded on a monthly basis.

          Unless otherwise specified in a deferral election, amounts deferred shall reduce each payment of salary (or fees, in the case of a director) as ratably as practicable during the year. The amount deferred from each payment shall be credited to the individual's deferral account as of the last day of the month of deferral, and interest shall begin to accrue on amounts so credited as of the beginning of the next month. For example, amounts deferred by an employee from salary payments to be made on January 15 and 31, 1994, will be credited to his or her deferral account on January 31, 1994, and will begin to accrue interest as of February 1, 1994. On February 28, 1994,
(a) the amounts deferred from the employee's February 15 and 28, 1994 salary payments will be credited, and (b) interest will be credited with respect to the account balance as of January 31, 1994 (i.e., exclusive of the February deferrals).

          The management of Transamerica Corporation will review these rates each year, taking into account future tax legislation and other factors.
Upon the recommendation of management, the Management Development and Compensation Committee of the Board of Directors of Transamerica Corporation may modify the rates each year with respect to any future deferral elections.




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5.  Termination

          (a) If, for any reason other than death, permanent and total disability, or early or normal retirement, employment with the employee's employer is terminated or a director ceases to be a director prior to the payment of all deferred amounts, payment (in the form of a lump sum) of the undistributed amount will be made as soon as practicable after such termination or cessation. If payment of the deferred amounts has commenced (in accordance with the individual's original election) prior to the date of such a termination or cessation, interest on the amount of compensation which has been deferred shall be computed and credited (in the manner described in paragraph 4) prior to any such accelerated payment in accordance with the original election. If (a) payment of the deferred amounts has not commenced (in accordance with the individual's original election) prior to the date of such a termination or cessation, and (b) the individual's employment was terminated by his or her employer for a reason other than "cause", interest on the amount of compensation which has been deferred shall be computed and credited (in the manner described in paragraph 4) prior to any such accelerated payment in accordance with the original election. If (a) payment of the deferred amounts has not commenced (in accordance with the individual's original election) prior to the date of such a termination or cessation, and
(b)(i) the individual voluntarily terminated employment or (ii) the individual's employment was terminated by his or her employer for "cause", interest on the amount of compensation which has been deferred shall be recomputed and credited (in the manner described in paragraph 4) prior to any such accelerated payment based on the average 10-year U.S. Treasury Note rate. Termination of employment for "cause" shall mean termination on account of
(a) the individual's commission of any criminal act (other than minor traffic violations), and/or (b) gross negligence or willful misconduct in the performance of his or her duties of employment.

          A transfer of employment between any two corporations within the group of corporations including Transamerica Corporation and its 50% or more owned affiliates (the "Transamerica Group") shall not be deemed to be a termination of employment for purposes of this paragraph 5(a). For this purpose, a transfer of employment shall include a transfer on account of the sale of assets by one member of the Transamerica Group to another member of the Transamerica Group. In the event that an individual's employer ceases to be a member of the Transamerica Group by reason of the sale (or spin-off) of the stock of such corporation by Transamerica Corporation, such cessation shall not in itself be deemed to constitute a termination of employment for purposes of this paragraph 5(a), since the contract is between the employee and his or her employer.

          (b) In the event of an individual's death or total and permanent disability, payment shall nevertheless be made at the time and in the form originally elected by the individual; provided, however, that the contracting corporation (in its sole discretion) may instead elect to make an accelerated lump sum payment. Interest shall be credited prior to any such accelerated payment in accordance with the terms of the individual's original deferral election.

          In the event of an individual's termination on account of early or normal retirement, interest shall be credited, and payment shall be made, in accordance with the terms of the individual's original deferral election.


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         Each individual may designate, in writing and on such form as each contracting corporation may prescribe, one or more beneficiaries to receive any amount that is payable after the individual's death. If an individual is married at the time of his or her death and has designated a person other than his or her spouse as a primary beneficiary, the designation shall be ineffective unless the individual's spouse consents in writing to the designation. Notwithstanding this consent requirement, if the individual establishes to the satisfaction of the contracting corporation that such written consent may not be obtained because there is no spouse or the spouse cannot be located, his or her designation shall be effective without spousal consent. Any spousal consent shall be valid only with respect to the spouse who signs the consent. An individual may designate different beneficiaries at any time by delivering a new designation in the manner described above. Any designation shall become effective only upon its receipt by the contracting corporation, and the last effective designation received by the contracting corporation shall supersede all prior designations. If an individual dies without having designated a beneficiary, or his or her beneficiary designation is ineffective, or if no beneficiary survives the individual, payment shall be made (a) to his or her surviving spouse, (b) if the individual is not survived by his or her spouse, to his or her beneficiary under his or her employer's group-term life insurance program (if any), or (c) if none survives or no such program exists, to his or her estate.

          The amount of any accelerated lump sum payment made in accordance with this paragraph 5 shall be the aggregate amount of compensation deferred by the individual, together with interest computed or recomputed in accordance with this paragraph 5 and credited (in the manner described in paragraph 4) prior to any such accelerated payment to the end of the month next preceding the month in which payment is made.

6.   Change in Control

          In the event of a change in control of Transamerica Corporation prior to payment of all deferred amounts and interest credited thereon, payment of the undistributed amount shall be made to the individual as soon as practicable. Interest shall be credited prior to any such accelerated payment in accordance with the terms of the individual's original deferral election. The amount of any accelerated lump sum payment made in accordance with this paragraph 6 shall be an amount equal to the value of the individual's deferral account as of the end of the month next preceding the month in which payment is made plus an amount, if any, equal to the individual's deferral for the month during which payment is made which has not yet been credited to the deferral account.

     For purposes of this Policy, a "change in control" of Transamerica Corporation shall be deemed to have occurred if (a) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes "the beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Transamerica Corporation representing 35%, or more of the combined voting power of Transamerica Corporation's then outstanding securities; (b) during the term of any deferral pursuant to an individual deferred compensation election entered into pursuant to this Policy, individuals who at the beginning of such term constitute the Board of Directors of Transamerica Corporation, including for this purpose any new director whose election, or


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nomination for election by Transamerica Corporation's stockholders was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such term, cease, for any reason to constitute a majority thereof; or (c) more than 50% of the assets of Transamerica Corporation, including the business or businesses for which the individual's services are principally performed, is disposed of by Transamerica Corporation pursuant to a partial or complete liquidation of Transamerica Corporation, the sale of assets (including stock of a subsidiary or subsidiaries) of Transamerica Corporation or otherwise.

7.   Payment Options

          In addition to the amount and time period of deferral, the ultimate mode of payment must be chosen at the time the election is made, in order to avoid undesirable tax consequences. The following modes of payment are available:

          (a)  Lump sum payment; or

          (b) Fixed number of annual payments (over a maximum period of 20 years)

If a lump sum is elected, the payment will be made on the first business day of the calendar year next following the end of the term of deferral. The amount of the lump sum payment shall be an amount equal to the value of the individual's deferral account as of the end of the term of deferral. If installments are elected, the first installment will be paid on the first business day of the calendar year next following the end of the term of deferral, and subsequent installments also will be paid on the first business day of each following calendar year, until the installments are completed.
The amount of each installment shall be an amount equal to the value of the individual's deferral account as of the December 31 next preceding the date of payment, divided by the number of installments remaining to be made.

8.   Financial Hardship

          (a) Suspension of Deferrals After SSP Hardship Withdrawal. An individual may not receive a hardship withdrawal from his or her pre-tax account under the Transamerica Corporation Employees Stock Savings Plan (the "SSP") or any other plan qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which contains a qualified cash or deferred arrangement under section 401(k) of the Code and which is maintained by one or more members of the Transamerica Group (collectively, the "Plans"), unless all deferrals under this Policy are suspended during the 12-month period following such withdrawal.

     Accordingly, in the event that an individual receives a hardship withdrawal from his or her pre-tax account under one or more of the Plans, all of the individual's deferral elections automatically shall be cancelled (as to amounts not yet deferred), and such individual shall not be permitted to elect to defer any amount from his or her compensation that would otherwise be paid during the portion of the 12-month suspension period that falls in the next calendar year.




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         (b)  Hardship Suspensions and Withdrawals Under this Policy.  In the event that an individual incurs a "financial hardship" as defined below, the contracting corporation, in its sole discretion, may discontinue the deferrals under any deferral election then in effect and/or may distribute all or part of the individual's deferred compensation account; provided, however, that a discontinuance of deferrals or a distribution under this paragraph 8(b) may not be effected by any contracting corporation without the prior approval of the Management Development and Compensation Committee of the Board of Directors of Transamerica Corporation. The amount of any distribution under this paragraph 8(b) shall be limited to the amount necessary to alleviate the financial hardship. A suspension of deferrals or payment made due to financial hardship shall not affect the rate at which interest is credited on the deferred amount, and interest shall be credited in accordance with the terms of the individual's original deferral election. A "financial hardship" for purposes of this Policy shall mean a financial emergency which is caused by accident, illness or other event beyond the control of the individual which would, if no suspension of deferrals or accelerated distribution were made, result in severe financial hardship to the individual or a member of his or her immediate family.

9.   Impact on Pension, Stock Savings and SSP+ Plans

          Compensation deferred under this Policy will not be considered for purposes of benefits under the Retirement Plan for Salaried U.S. Employees of Transamerica Corporation and Affiliates, nor for purposes of determining an individual's maximum permissible salary deferral contributions under the SSP and the Stock Savings Plan Plus ("SSP+"). However, compensation deferred under this Policy will be considered for purposes of determining an individual's benefit under the Transamerica Corporation Supplemental Pension Plan. Also, as provided in the SSP+, compensation deferred under this Policy will be credited with SSP+ employer matching contributions at the rate then in effect under the SSP+, to the extent of the individual's elected matched contribution percentage under the SSP/SSP+. For example, suppose an eligible employee has elected to defer $20,000 under this Policy, and 6% of eligible compensation under the SSP/SSP+. In this example, the individual would receive SSP+ employer matching contributions (at the then applicable rate, currently 75%) on $1,200 (6% of $20,000). Thus, the individual's SSP+ employer matching contribution on the compensation deferred under this Policy would be $900 (75% of $1,200). Notwithstanding the preceding, an individual's bonus deferral (if any) will be credited with additional SSP+ matching contributions only if he or she elected under the SSP/SSP+ to have his or her bonus included in eligible SSP/SSP+ compensation.

10.  Miscellaneous Provisions

          (a) All amounts credited to individuals' deferral accounts pursuant to this Policy shall continue for all purposes to be a part of the general assets of the contracting corporation, and the individual's interest in his or her deferral account, including his or her right to payment thereof, shall be an unsecured claim against the general assets of the contracting corporation.

          (b) The contracting corporation shall have the right to terminate the employment of any employee at any time, with or without cause, and to enter into any other agreement with any employee as to the terms of his or her employment, and nothing in this Policy or any deferral election hereunder shall qualify or otherwise affect such rights.

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         (c)  An individual's interest in his or her deferral account shall not be assignable, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, except by will or the laws of descent and distribution.

          (d) The Management Development and Compensation Committee of the Board of Directors of Transamerica Corporation has the authority to interpret, construe and administer this Policy in its sole discretion, and its interpretations and constructions, and actions thereunder, shall be binding and conclusive on all persons for all purposes.

          (e) Any deferral elections agreed to under this Policy shall be binding upon and inure to the benefit of the contracting corporation, its successors and assigns, as well as the individual's heirs, executors, administrators and legal representatives.

          (f) Amounts deferred under this Policy shall be taken into account for purposes of the withholding and contribution requirements of FICA, FUTA and SECA (as applicable) in the year of initial deferral rather than in the year of payment.

11.  Future of Policy

          It is currently intended that this deferred compensation policy will remain in effect for future years, but Transamerica Corporation retains the right to amend or terminate the Policy at any time; provided, however, that any electing subsidiary may terminate its participation in this Policy at any time by resolution of its board of directors. Moreover, the participation of an electing subsidiary will be deemed terminated if it ceases to be a member of the Transamerica Group. However, the cessation of participation by an electing subsidiary shall not have any effect on compensation previously deferred under the Policy. Such deferrals shall continue to be governed by the provisions of the Policy and of the individual's election or elections to defer compensation.






















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